DATE: March 1, 2022

XENIA HOTELS & RESORTS ANNOUNCES AGREEMENT TO ACQUIRE
W NASHVILLE

Orlando, FL – March 1, 2022 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) ("Xenia" or the "Company") today announced it has agreed to acquire the 346-key W Nashville for a purchase price of $328.7 million or approximately $950,000 per key.

"We are thrilled to have reached an agreement to acquire W Nashville, an outstanding newly constructed luxury lifestyle hotel located in the desirable Gulch neighborhood in the heart of Nashville," commented Marcel Verbaas, Xenia's Chairman and Chief Executive Officer. "The addition of W Nashville will mark the 14th property acquired since our listing on the NYSE in 2015 and aligns perfectly with our strategy of owning a portfolio of uniquely positioned premium hotels and resorts located in Top 25 markets and key leisure destinations that we expect to drive superior earnings growth. W Nashville is extremely well-designed and perfectly situated to attract year-round leisure, corporate and group demand.”

“We are excited about the earnings potential for W Nashville given its unique attributes, its status as one of the premier hotels in Nashville, the strong outlook for the market, and our belief that we are in the early stages of a multi-year recovery in demand for luxury lodging.”

Having opened in October 2021, the 14-story W Nashville features:

•six food and beverage venues including two destination restaurants by Chef Andrew Carmellini, as well as rooftop and pool bars,
•18,000 square feet of differentiated indoor meeting and pre-function space with state-of-the-art technology to attract the most discerning groups,
•26,000 square feet of finished outdoor space, including a rooftop with 360-degree views, a 10,000 square foot pool deck, and terraces contiguous with meeting, food and beverage and event spaces,
•six street level entrances to maximize accessibility and revenue generation across its multiple venues,
•60 suites, more than any other luxury hotel in the market, representing over 17% of keys, providing for the ability to capture premium leisure and corporate demand, and
•200 parking spaces

Nashville is one of the most dynamic growth markets in the country and economic activity has accelerated in the last 18 months, as more companies increase their presence in the market. W Nashville’s location in the LEED-certified Gulch neighborhood is proximate to booming corporate demand from sectors such as healthcare, the music recording industry, technology, finance, education, and consulting firms. Nashville CBD/West End has been one of the strongest performing lodging markets over the past few decades, with a RevPAR CAGR of 5.4% between 1987-2019 and 8.7% between 2009-2019, and demand has rebounded strongly after the initial impact from the COVID-19 pandemic.

"We look forward to deepening our relationship with Marriott International by acquiring our first W-branded property just as the W brand is being evolved and refreshed. This asset will be our 14th Marriott-affiliated hotel across six luxury and upper upscale brands in the Marriott brand family" continued Mr. Verbaas." We expect W Nashville to be immediately accretive to our portfolio, as reflected by indicators such as RevPAR and Hotel EBITDA/key, and believe it will be one of our top performing assets over the years ahead. We expect W Nashville to generate between $25 million and $30 million of Hotel EBITDA upon stabilization.”

The Company expects to close the transaction by the end of the first quarter and fund the acquisition with available cash. The completion of the transaction is subject to customary closing conditions.

Please refer to the Company’s March 2022 Investor Presentation at www.xeniareit.com for additional information and images.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 33 hotels and resorts comprising 9,468 rooms across 13 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, and The Kessler Collection. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "guidance," "predict," "potential," "continue," "likely," "will," "would," "illustrative," references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, prospects, the anticipated future financial performance of the hotel and/or Nashville market or sub-

markets, the anticipated timing of the closing of the acquisition or other future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the satisfaction of closing conditions, purchase price adjustments in accordance with the terms of the purchase agreement entered in connection with the sale, indemnification obligations, and the risk factors discussed in the Company's Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contact:

Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at
www.xeniareit.com

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